Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, July 16, 2019

COMMERCE BANCSHARES, INC. REPORTS
SECOND QUARTER EARNINGS PER SHARE OF $.96

Commerce Bancshares, Inc. announced earnings of $.96 per common share for the three months ended June 30, 2019, compared to $.96 per share in the same quarter last year and $.85 per share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. for the second quarter of 2019 amounted to $108.0 million, compared to $110.3 million in the second quarter of 2018 and $97.1 million in the prior quarter. For the quarter, the return on average assets was 1.73%, the return on average common equity was 14.5% and the efficiency ratio was 55.9%.

For the six months ended June 30, 2019, earnings per common share totaled $1.81 compared to $1.84 for the first six months of 2018. Net income attributable to Commerce Bancshares, Inc. amounted to $205.1 million for the six months ended June 30, 2019 compared to $211.3 million in the comparable period last year. Year to date, the return on average assets was 1.66% and the return on average common equity was 14.1%.

In announcing these results, John Kemper, Chief Executive Officer, said, “We are pleased to report strong earnings this quarter, driven by the performance of our diversified, fee-based businesses, focus on credit quality, and prudent expense management. Fee income totaled $127.3 million this quarter and represented 38% of our total revenue. The growth in our fee-based businesses reflects our commitment to delivering innovative solutions and building well rounded banking relationships. Average loan growth was modest this quarter due to softening demand for consumer card and auto loans, offset by higher loan demand from commercial customers. We saw a surge in demand for residential mortgage loans this quarter, but we sell most of our production, which generates fee income instead of increasing our loan balances. Compared to the prior quarter, net interest income grew but included inflation income from our inflation-protected securities. Adjusted for this income, our net yield on earning assets decreased slightly, resulting mainly from a decline in commercial loan yields and slight growth in deposit costs, partly offset by increasing consumer loan yields. After significant margin growth beginning in 2017, the recent drop in forward rate expectations is putting downward pressure on net interest income and creating a significant headwind for banks like Commerce.”

Mr. Kemper continued, “This quarter net loan charge-offs totaled $11.3 million, compared to $11.7 million in the prior quarter and $10.0 million in the second quarter of 2018, as the overall credit environment remained favorable. In the current quarter, the ratio of annualized net loan charge-offs to average loans was .32%, compared to .34% in the previous quarter, and .29% in the second quarter of last year. Net loan charge-offs on commercial loans totaled $169 thousand this quarter and remained exceptionally low, while net loan charge-offs on personal banking loans decreased $182 thousand to $11.1 million. During the current quarter, the provision for loan losses exceeded net loan charge-offs

Exhibit 99.1

by $500 thousand and totaled $11.8 million. The allowance for loan losses amounted to $161.2 million at June 30, 2019, or 1.13% of period end loans. Non-performing assets totaled $12.0 million this quarter and remained at very low levels.”

Total assets at June 30, 2019 were $25.8 billion, total loans were $14.3 billion, and total deposits were $19.8 billion. During the quarter, the Company paid a common cash dividend of $.26 per share, representing a 16.1% increase over the rate paid in 2018, and paid a 6% cash dividend on its preferred stock. The Company purchased 779,726 of its common shares this quarter.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates banking facilities in nine key markets including St. Louis, Kansas City, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City and Denver. The Company also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids.

This financial news release, including management's discussion of second quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Matthew Burkemper, Investor Relations
at 8000 Forsyth, Mailstop: CBIR-1
Clayton, MO 63105
or by telephone at (314) 746-7485
Web Site: http://www.commercebank.com
Email: matthew.burkemper@commercebank.com

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (Dollars in thousands, except per share data)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
FINANCIAL SUMMARY
Net interest income	$211,634	$203,488	$210,959	$415,122	$403,851
Non-interest income	127,259	121,240	124,850	248,499	244,540
Total revenue	338,893	324,728	335,809	663,621	648,391
Investment securities gains (losses), net	(110)	(925)	(3,075)	(1,035)	2,335
Provision for loan losses	11,806	12,463	10,043	24,269	20,439
Non-interest expense	189,779	191,425	181,860	381,204	364,137
Income before taxes	137,198	119,915	140,831	257,113	266,150
Income taxes	28,899	22,860	29,507	51,759	52,765
Non-controlling interest expense (income)	328	(83)	994	245	2,071
Net income attributable to Commerce Bancshares, Inc.	107,971	97,138	110,330	205,109	211,314
Preferred stock dividends	2,250	2,250	2,250	4,500	4,500
Net income available to common shareholders	$105,721	$94,888	$108,080	$200,609	$206,814
Earnings per common share:
Net income — basic	$.96	$.85	$.96	$1.81	$1.84
Net income — diluted	$.96	$.85	$.96	$1.81	$1.84
Effective tax rate	21.11%	19.05%	21.10%	20.15%	19.98%
Tax equivalent net interest income	$215,203	$207,104	$215,775	$422,307	$412,413
Average total interest earning assets (1)	$23,939,495	$23,874,861	$23,683,587	$23,907,357	$23,688,441
Diluted wtd. average shares outstanding	109,752,238	110,300,988	111,330,889	110,025,097	111,297,697

RATIOS
Average loans to deposits (2)	70.97%	70.96%	68.85%	70.96%	68.97%
Return on total average assets	1.73	1.58	1.80	1.66	1.73
Return on average common equity (3)	14.46	13.64	16.78	14.06	16.19
Non-interest income to total revenue	37.55	37.34	37.18	37.45	37.71
Efficiency ratio (4)	55.88	58.76	54.06	57.29	56.06
Net yield on interest earning assets	3.61	3.52	3.65	3.56	3.51

EQUITY SUMMARY
Cash dividends per common share	$.260	$.260	$.224	$.520	$.448
Cash dividends on common stock	$28,682	$28,858	$25,096	$57,540	$50,202
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$4,500	$4,500
Book value per common share (5)	$27.53	$26.18	$23.47
Market value per common share (5)	$59.66	$58.06	$61.63
High market value per common share	$61.96	$64.02	$64.21
Low market value per common share	$56.63	$55.62	$55.11
Common shares outstanding (5)	109,927,645	110,696,250	111,944,745
Tangible common equity to tangible assets (6)	11.25%	11.06%	10.18%
Tier I leverage ratio	11.75%	11.67%	11.18%

OTHER QTD INFORMATION
Number of bank/ATM locations	319	319	322
Full-time equivalent employees	4,857	4,841	4,797

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale debt securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2018.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
Interest income	$238,412	$227,865	$232,832	$224,751	$225,623	$466,277	$431,618
Interest expense	26,778	24,377	20,612	16,997	14,664	51,155	27,767
Net interest income	211,634	203,488	212,220	207,754	210,959	415,122	403,851
Provision for loan losses	11,806	12,463	12,256	9,999	10,043	24,269	20,439
Net interest income after provision for loan losses	199,828	191,025	199,964	197,755	200,916	390,853	383,412
NON-INTEREST INCOME
Bank card transaction fees	42,646	39,644	44,481	42,427	43,215	82,290	84,668
Trust fees	38,375	37,256	37,466	37,400	37,036	75,631	73,098
Deposit account charges and other fees	23,959	23,018	23,887	23,755	23,893	46,977	46,875
Capital market fees	1,944	1,879	1,843	1,595	1,992	3,823	4,283
Consumer brokerage services	3,888	3,747	4,184	3,884	3,971	7,635	7,739
Loan fees and sales	4,238	3,309	3,053	3,579	3,229	7,547	6,091
Other	12,209	12,387	18,173	11,074	11,514	24,596	21,786
Total non-interest income	127,259	121,240	133,087	123,714	124,850	248,499	244,540
INVESTMENT SECURITIES GAINS (LOSSES), NET	(110)	(925)	(7,129)	4,306	(3,075)	(1,035)	2,335
NON-INTEREST EXPENSE
Salaries and employee benefits	120,062	122,128	120,517	116,194	115,589	242,190	231,483
Net occupancy	11,145	11,501	11,711	11,631	11,118	22,646	22,702
Equipment	4,790	4,471	4,508	4,592	4,594	9,261	9,025
Supplies and communication	5,275	5,162	5,095	5,103	5,126	10,437	10,439
Data processing and software	23,248	22,260	22,216	22,056	21,016	45,508	41,706
Marketing	6,015	5,900	5,602	4,999	5,142	11,915	9,947
Deposit insurance	1,693	1,710	1,796	3,167	3,126	3,403	6,583
Community service	641	803	480	580	656	1,444	1,385
Other	16,910	17,490	16,700	16,737	15,493	34,400	30,867
Total non-interest expense	189,779	191,425	188,625	185,059	181,860	381,204	364,137
Income before income taxes	137,198	119,915	137,297	140,716	140,831	257,113	266,150
Less income taxes	28,899	22,860	26,537	26,647	29,507	51,759	52,765
Net income	108,299	97,055	110,760	114,069	111,324	205,354	213,385
Less non-controlling interest expense (income)	328	(83)	1,108	1,493	994	245	2,071
Net income attributable to Commerce Bancshares, Inc.	107,971	97,138	109,652	112,576	110,330	205,109	211,314
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	4,500	4,500
Net income available to common shareholders	$105,721	$94,888	$107,402	$110,326	$108,080	$200,609	$206,814
Net income per common share — basic	$.96	$.85	$.96	$.99	$.96	$1.81	$1.84
Net income per common share — diluted	$.96	$.85	$.96	$.98	$.96	$1.81	$1.84

OTHER INFORMATION
Return on total average assets	1.73%	1.58%	1.75%	1.81%	1.80%	1.66%	1.73%
Return on average common equity (1)	14.46	13.64	15.85	16.43	16.78	14.06	16.19
Efficiency ratio (2)	55.88	58.76	54.53	55.73	54.06	57.29	56.06
Effective tax rate	21.11	19.05	19.49	19.14	21.10	20.15	19.98
Net yield on interest earning assets	3.61	3.52	3.58	3.52	3.65	3.56	3.51
Tax equivalent net interest income	$215,203	$207,104	$216,281	$211,368	$215,775	$422,307	$412,413

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	June 30, 2019	March 31, 2019	June 30, 2018
ASSETS
Loans
Business	$5,257,682	$5,175,541	$4,990,298
Real estate — construction and land	909,784	925,269	967,151
Real estate — business	2,867,831	2,859,614	2,727,580
Real estate — personal	2,160,515	2,125,087	2,102,586
Consumer	1,927,623	1,893,212	2,012,644
Revolving home equity	357,406	364,010	374,557
Consumer credit card	776,333	772,396	775,214
Overdrafts	3,074	5,593	4,081
Total loans	14,260,248	14,120,722	13,954,111
Allowance for loan losses	(161,182)	(160,682)	(159,532)
Net loans	14,099,066	13,960,040	13,794,579
Loans held for sale	20,067	20,085	20,352
Investment securities:
Available for sale debt securities	8,682,303	8,627,890	8,412,376
Trading debt securities	36,508	30,427	31,156
Equity securities	4,744	4,694	4,444
Other securities	130,038	129,504	112,309
Total investment securities	8,853,593	8,792,515	8,560,285
Federal funds sold and short-term securities purchased under agreements to resell	—	250	31,500
Long-term securities purchased under agreements to resell	700,000	700,000	700,000
Interest earning deposits with banks	492,318	166,077	114,947
Cash and due from banks	456,192	428,018	386,339
Premises and equipment — net	363,554	362,679	331,782
Goodwill	138,921	138,921	138,921
Other intangible assets — net	8,763	8,511	8,083
Other assets	639,700	456,375	437,954
Total assets	$25,772,174	$25,033,471	$24,524,742
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,274,838	$6,298,724	$6,876,756
Savings, interest checking and money market	11,452,849	11,799,346	11,761,832
Certificates of deposit of less than $100,000	613,505	599,289	603,629
Certificates of deposit of $100,000 and over	1,488,416	1,276,994	1,079,340
Total deposits	19,829,608	19,974,353	20,321,557
Federal funds purchased and securities sold under agreements to repurchase	2,394,294	1,722,751	1,166,759
Other borrowings	4,510	2,022	9,291
Other liabilities	372,399	291,132	255,752
Total liabilities	22,600,811	21,990,258	21,753,359
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	559,432	559,432	535,407
Capital surplus	2,077,491	2,074,912	1,804,057
Retained earnings	384,232	307,193	408,374
Treasury stock	(106,106)	(60,547)	(15,854)
Accumulated other comprehensive income (loss)	108,898	11,981	(108,781)
Total stockholders’ equity	3,168,731	3,037,755	2,767,987
Non-controlling interest	2,632	5,458	3,396
Total equity	3,171,363	3,043,213	2,771,383
Total liabilities and equity	$25,772,174	$25,033,471	$24,524,742

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
ASSETS:
Loans:
Business	$5,142,794	$5,084,920	$5,028,635	$4,926,063	$4,962,171
Real estate — construction and land	908,777	907,062	953,166	992,045	971,854
Real estate — business	2,868,503	2,864,177	2,757,595	2,732,968	2,726,697
Real estate — personal	2,135,048	2,119,365	2,122,357	2,110,945	2,078,972
Consumer	1,907,979	1,929,202	1,962,401	1,984,643	2,025,585
Revolving home equity	361,673	370,962	374,216	373,819	378,366
Consumer credit card	766,080	781,167	788,353	774,512	754,199
Overdrafts	4,889	4,205	5,277	4,704	4,497
Total loans	14,095,743	14,061,060	13,992,000	13,899,699	13,902,341
Allowance for loan losses	(161,403)	(159,275)	(158,880)	(158,840)	(158,664)
Net loans	13,934,340	13,901,785	13,833,120	13,740,859	13,743,677
Loans held for sale	20,731	18,350	18,475	18,201	22,202
Investment securities:
U.S. government and federal agency obligations	843,974	909,466	923,545	923,557	923,183
Government-sponsored enterprise obligations	199,506	199,480	214,913	261,938	354,156
State and municipal obligations	1,222,008	1,283,349	1,361,079	1,375,768	1,394,766
Mortgage-backed securities	4,614,703	4,360,428	4,379,805	4,434,119	4,067,152
Asset-backed securities	1,412,452	1,525,623	1,518,706	1,427,041	1,407,300
Other debt securities	331,459	335,612	339,841	339,952	340,246
Unrealized gain (loss) on debt securities	42,009	(48,925)	(166,181)	(119,319)	(122,114)
Total available for sale debt securities	8,666,111	8,565,033	8,571,708	8,643,056	8,364,689
Trading debt securities	30,169	25,411	26,322	24,490	26,101
Equity securities	4,717	4,568	4,432	4,466	47,179
Other securities	130,433	130,057	127,634	120,206	108,563
Total investment securities	8,831,430	8,725,069	8,730,096	8,792,218	8,546,532
Federal funds sold and short-term securities purchased under agreements to resell	1,601	4,797	14,415	13,042	36,791
Long-term securities purchased under agreements to resell	700,000	700,000	699,999	685,869	700,000
Interest earning deposits with banks	331,999	316,660	352,942	298,632	353,607
Other assets	1,251,555	1,197,261	1,158,816	1,147,250	1,119,454
Total assets	$25,071,656	$24,863,922	$24,807,863	$24,696,071	$24,522,263

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$6,335,620	$6,324,738	$6,666,715	$6,677,665	$6,749,104
Savings	929,974	896,378	870,844	877,347	881,045
Interest checking and money market	10,642,648	10,762,550	10,840,048	10,839,310	10,850,123
Certificates of deposit of less than $100,000	605,440	590,200	584,828	593,936	609,011
Certificates of deposit of $100,000 and over	1,378,402	1,267,517	1,090,546	1,100,299	1,134,900
Total deposits	19,892,084	19,841,383	20,052,981	20,088,557	20,224,183
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,793,526	1,771,534	1,655,997	1,499,837	1,339,278
Other borrowings	1,318	1,248	1,335	1,833	1,913
Total borrowings	1,794,844	1,772,782	1,657,332	1,501,670	1,341,191
Other liabilities	307,433	284,018	264,449	296,884	229,080
Total liabilities	21,994,361	21,898,183	21,974,762	21,887,111	21,794,454
Equity	3,077,295	2,965,739	2,833,101	2,808,960	2,727,809
Total liabilities and equity	$25,071,656	$24,863,922	$24,807,863	$24,696,071	$24,522,263

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
ASSETS:
Loans:
Business (1)	4.02%	4.07%	3.93%	3.80%	3.69%
Real estate — construction and land	5.63	5.73	5.47	5.21	5.06
Real estate — business	4.60	4.61	4.53	4.35	4.22
Real estate — personal	3.97	4.00	3.87	3.83	3.84
Consumer	4.77	4.73	4.62	4.46	4.39
Revolving home equity	5.20	5.17	4.98	4.72	4.51
Consumer credit card	12.33	12.18	11.91	11.99	12.05
Overdrafts	—	—	—	—	—
Total loans	4.82	4.85	4.72	4.59	4.49
Loans held for sale	6.98	7.38	6.59	6.87	6.72
Investment securities:
U.S. government and federal agency obligations	4.66	.78	1.90	2.23	3.18
Government-sponsored enterprise obligations	2.32	2.35	2.24	2.10	1.88
State and municipal obligations (1)	3.18	3.19	3.06	2.98	3.06
Mortgage-backed securities	2.70	2.76	2.75	2.65	2.60
Asset-backed securities	2.79	2.70	2.55	2.42	2.32
Other debt securities	2.68	2.69	2.60	2.59	2.63
Total available for sale debt securities	2.97	2.59	2.65	2.60	2.66
Trading debt securities (1)	3.14	3.24	3.21	3.13	3.15
Equity securities (1)	35.97	37.55	39.92	32.69	89.68
Other securities (1)	6.69	5.73	15.51	13.00	6.68
Total investment securities	3.04	2.66	2.86	2.76	3.19
Federal funds sold and short-term securities purchased under agreements to resell	2.76	2.79	2.56	2.10	1.93
Long-term securities purchased under agreements to resell	2.11	2.18	2.31	2.26	2.17
Interest earning deposits with banks	2.40	2.42	2.28	1.96	1.80
Total interest earning assets	4.05	3.93	3.92	3.80	3.90

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.11	.11	.11	.11	.11
Interest checking and money market	.38	.35	.30	.26	.23
Certificates of deposit of less than $100,000	1.01	.87	.70	.56	.46
Certificates of deposit of $100,000 and over	2.02	1.92	1.61	1.41	1.23
Total interest bearing deposits	.55	.51	.41	.35	.32
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1.80	1.72	1.60	1.33	1.18
Other borrowings	1.52	1.62	2.67	2.60	2.52
Total borrowings	1.80	1.72	1.60	1.33	1.19
Total interest bearing liabilities	.70%	.65%	.54%	.45%	.40%

Net yield on interest earning assets	3.61%	3.52%	3.58%	3.52%	3.65%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$160,682	$159,932	$159,732	$159,532	$159,532	$159,932	$159,532
Provision for losses	11,806	12,463	12,256	9,999	10,043	24,269	20,439
Net charge-offs (recoveries):
Commercial portfolio:
Business	284	447	1,748	332	36	731	22
Real estate — construction and land	(101)	(16)	(183)	(119)	(297)	(117)	(333)
Real estate — business	(14)	(37)	(91)	(42)	(40)	(51)	(245)
	169	394	1,474	171	(301)	563	(556)
Personal banking portfolio:
Consumer credit card	9,066	8,958	7,421	7,340	8,251	18,024	15,817
Consumer	1,723	1,924	2,805	2,091	1,862	3,647	4,390
Overdraft	253	317	500	351	326	570	770
Real estate — personal	(21)	101	(144)	(153)	(95)	80	(38)
Revolving home equity	116	19	—	(1)	—	135	56
	11,137	11,319	10,582	9,628	10,344	22,456	20,995
Total net loan charge-offs	11,306	11,713	12,056	9,799	10,043	23,019	20,439
Balance at end of period	$161,182	$160,682	$159,932	$159,732	$159,532	$161,182	$159,532

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.02%	.04%	.14%	.03%	—%	.03%	—%
Real estate — construction and land	(.04)	(.01)	(.08)	(.05)	(.12)	(.03)	(.07)
Real estate — business	—	(.01)	(.01)	(.01)	(.01)	—	(.02)
	.01	.02	.07	.01	(.01)	.01	(.01)
Personal banking portfolio:
Consumer credit card	4.75	4.65	3.73	3.76	4.39	4.70	4.22
Consumer	.36	.40	.57	.42	.37	.38	.43
Overdraft	20.76	30.57	37.59	29.60	29.08	25.27	34.04
Real estate — personal	—	.02	(.03)	(.03)	(.02)	.01	—
Revolving home equity	.13	.02	—	—	—	.07	.03
	.86	.88	.80	.73	.79	.87	.80
Total	.32%	.34%	.34%	.28%	.29%	.33%	.30%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.08%	.09%	.10%	.07%	.08%
Non-performing assets to total assets	.05	.05	.05	.04	.04
Allowance for loan losses to total loans	1.13	1.14	1.13	1.14	1.14

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$8,428	$8,569	$8,985	$5,131	$5,114
Real estate — construction and land	3	4	4	4	5
Real estate — business	950	1,746	1,715	1,467	2,465
Real estate — personal	1,752	1,848	1,832	1,767	1,888
Total	11,133	12,167	12,536	8,369	9,472
Foreclosed real estate	897	737	1,413	1,181	1,039
Total non-performing assets	$12,030	$12,904	$13,949	$9,550	$10,511
Loans past due 90 days and still accruing interest	$16,532	$16,655	$16,658	$13,991	$13,453
*as a percentage of average loans (excluding loans held for sale)

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2019

For the quarter ended June 30, 2019, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $108.0 million, compared to $97.1 million in the previous quarter and $110.3 million in the same quarter last year. The increase in net income over the previous quarter was primarily the result of higher net interest income and non-interest income coupled with lower non-interest expense. Excluding inflation income on the Company’s inflation protected securities (TIPs), the net interest margin declined five basis points to 3.50%, mainly due to a modest increase in deposit costs, while interest earning asset balances and rates were mostly flat. Non-interest income increased $6.0 million over the previous quarter. Average loans increased $37.1 million over the previous quarter, while average deposits increased $50.7 million. For the quarter, the return on average assets was 1.73%, the return on average common equity was 14.5%, and the efficiency ratio was 55.9%.

Balance Sheet Review
During the 2nd quarter of 2019, average loans totaled $14.1 billion, or an increase of $37.1 million over the prior quarter, and grew $191.9 million, or 1.4%, over the same quarter last year. Period-end loans grew $139.5 million over the prior quarter. Compared to the previous quarter, average business loans grew $57.9 million, and average personal real estate loans grew $15.7 million. This growth was partly offset by declines in average consumer (decline of $21.2 million) and consumer credit card (decline of $15.1 million) lending activities. Growth in business loans was the result of increased commercial and industrial, commercial credit card, and tax-free lending activities. Personal real estate loans grew on higher loan originations during the 2nd quarter of 2019 compared to the previous quarter. The decline in consumer loans resulted from lower auto, marine/RV, and fixed home equity lending. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $60.4 million, compared to $45.6 million in the prior quarter.

Total average available for sale debt securities increased $101.1 million over the previous quarter to $8.7 billion, at fair value. The increase in investment securities was mainly the result of growth in average mortgage-backed securities, partially offset by declines in average asset-backed, U.S. government and federal agency obligations, and state and municipal securities. Purchases of securities during the quarter totaled $511.8 million, and sales, maturities and pay downs were $556.8 million. At June 30, 2019, the duration of the investment portfolio was 2.8 years, and maturities and pay downs of approximately $1.2 billion are expected to occur during the next 12 months.

Total average deposits increased $50.7 million this quarter compared to the previous quarter. The increase in average deposits resulted from growth in certificates of deposit ($126.1 million), trust demand deposits ($97.2 million) and savings deposits ($33.6 million). These increases were mostly offset by declines of $119.9 million and $115.1 million in interest checking and money market and business demand average deposits, respectively. Compared to the previous quarter, total average consumer and wealth deposits (including private banking) increased $122.4 million and $77.9 million, respectively, while average commercial deposits declined $154.0 million this quarter. The average loans to deposits ratio was 71.0% in both the current and prior quarters. The Company’s average borrowings, which includes customer repurchase agreements, were $1.8 billion in the 2nd quarter of 2019, unchanged from the prior quarter’s balance.

Net Interest Income
Net interest income in the 2nd quarter of 2019 amounted to $211.6 million compared to $203.5 million in the previous quarter, an increase of $8.1 million. On a tax equivalent basis, net interest income for the current quarter increased $8.1 million over the previous quarter to $215.2 million. The growth in net interest income was mostly due to an $8.5 million increase this quarter in inflation income on the Company’s TIPs but was partially offset by a $1.1 million premium amortization expense adjustment on accelerating prepayment speeds for mortgage-backed and asset-backed securities. Excluding these items, net interest income increased $819 thousand, while the adjusted net yield on earning assets (tax equivalent) decreased to 3.52%, compared to 3.55% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) increased $1.3 million mostly as a result of higher loan yields on personal banking loans, combined with higher balances of business loans. The average tax-equivalent yield on the loan portfolio declined three basis points this quarter to 4.82%, compared to 4.85% in the previous quarter, as yields on commercial loans contracted slightly, offsetting yield growth on personal banking loans.

Interest income on investment securities (tax equivalent) increased $9.2 million over the previous quarter, mainly due to the higher inflation income on TIPs, as noted above. An increase in the Consumer Price Index this quarter resulted in inflation income of $6.5 million. The yield on total investment securities was 3.04% in the current quarter, up from 2.66% in the previous quarter.

Interest costs on deposits totaled 55 basis points in the 2nd quarter of 2019, compared to 51 basis points in the prior quarter. Interest expense on deposits increased $1.9 million this quarter compared to the previous quarter mainly due to higher rates on money market accounts and certificates of deposit (CD), coupled with growth in jumbo CD balances. Borrowing costs increased $548 thousand this quarter mainly due to higher balances of federal funds purchased. In the current quarter, the overall rate paid on interest bearing liabilities was .70%, compared to .65% in the prior quarter.

Non-Interest Income
In the 2nd quarter of 2019, total non-interest income amounted to $127.3 million, an increase of $2.4 million, or 1.9%, compared to the same period last year and increased $6.0 million, or 5.0%, compared to the prior quarter. The increase in non-interest income over the same period last year was mainly due to growth in trust, cash sweep, and loan fee income, coupled with gains on sales of assets. These increases to income were partly offset by lower swap, international, and net bank card fees.

Total net bank card fees in the current quarter decreased $569 thousand, or 1.3%, from the same period last year, but increased $3.0 million, or 7.6%, compared to the prior quarter. Net corporate card fees declined $1.1 million, or 4.4%, from the same quarter last year mainly due to higher rewards and network expense. Net debit card fees declined $223 thousand, or 2.2%, due to higher network expense, partly offset by higher interchange income. Overall net merchant income increased $355 thousand, or 7.3%, due to higher interchange fees, partly offset by higher network expense, while net credit card fees increased $372 thousand, or 10.6% on higher interchange revenue. Total net bank card fees this quarter were comprised of fees on corporate card ($23.5 million),

COMMERCE BANCSHARES, INC.                                Exhibit 99.1
Management Discussion of Second Quarter Results
June 30, 2019

debit card ($10.0 million), merchant ($5.2 million) and credit card ($3.9 million) transactions.

In the current quarter, trust fees increased $1.3 million, or 3.6%, over the same period last year, resulting from growth in private client fee income. Compared to the same period last year, deposit account fees increased slightly due to growth in corporate cash management fees, offset by lower overdraft and deposit account fees.

During the 2nd quarter of 2019, loan fees and sales increased $1.0 million, or 31.2%, over amounts recorded in the same quarter last year, mainly due to higher mortgage banking revenue. Cash sweep fees grew $556 thousand, or 24.4%, over the same period last year, while international fees declined $548 thousand. Swap fees declined $906 thousand compared to the same quarter last year as customer demand for this product has shifted due to expectations on future interest rates. Other non-interest income this quarter also included gains of $576 thousand on sales of leased assets to customers upon lease termination and sales of branch properties, compared to losses of $548 thousand on sales of branch properties and write downs on software costs in the 2nd quarter of 2018. Non-interest income comprised 37.6% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities losses of $110 thousand in the current quarter, compared to losses of $925 thousand in the prior quarter and losses of $3.1 million in the 2nd quarter of 2018. Net securities losses in the current quarter resulted mainly from fair value net losses on the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $189.8 million, compared to $181.9 million in the same period last year and $191.4 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and benefits and data processing costs, partly offset by lower deposit insurance expense.

Compared to the 2nd quarter of last year, salaries and benefits expense increased $4.5 million, or 3.9%, driven by growth in full-time salary costs. Full-time equivalent employees totaled 4,857 and 4,797 at June 30, 2019 and 2018, respectively.

Marketing costs increased $873 thousand mainly due to increased marketing efforts for consumer deposit customers and healthcare banking initiatives. Data processing costs increased $2.2 million due to higher costs for service providers and software expense as the Company continues its efforts to implement a new core deposit system and various other technology-based initiatives. However, deposit insurance expense declined $1.4 million due to reduced FDIC insurance rates. Other non-interest expense increased over the prior quarter mainly due to higher professional fees, travel and entertainment and foreclosed property expense.

Income Taxes
The effective tax rate for the Company was 21.1% in the current quarter, 19.1% in the previous quarter, and 21.1% in the 2nd quarter of 2018.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2019 amounted to $11.3 million, compared to $11.7 million in the prior quarter and $10.0 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .32% in the current quarter, compared to .34% in the previous quarter and .29% in the 2nd quarter of last year. Compared to the prior quarter, net loan charge-offs on commercial loans declined $225 thousand to $169 thousand for the 2nd quarter of 2019, while net loan charge-offs on personal banking loans decreased $182 thousand to $11.1 million.

In the 2nd quarter of 2019, annualized net loan charge-offs on average consumer credit card loans were 4.75%, compared to 4.65% in the previous quarter, and 4.39% in the same quarter last year. Consumer loan net charge-offs were .36% of average consumer loans in the current quarter, .40% in the prior quarter and .37% in the same quarter last year. This quarter, the provision for loan losses totaled $11.8 million and exceeded net loan charge-offs by $500 thousand. At June 30, 2019, the allowance totaled $161.2 million, or 1.13% of total loans.

At June 30, 2019, total non-performing assets amounted to $12.0 million, a decrease of $874 thousand from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($11.1 million and $897 thousand, respectively). At June 30, 2019, the balance of non-accrual loans, which represented .08% of loans outstanding, included business loans of $8.4 million, business real estate loans of $950 thousand, and personal real estate loans of $1.8 million. Loans more than 90 days past due and still accruing interest totaled $16.5 million at June 30, 2019.

Other
During the 2nd quarter of 2019, the Company paid a cash dividend of $.26 per common share, representing a 16.1% increase over the same period last year. The Company also paid an annualized 6% cash dividend on its preferred stock. The Company purchased 779,726 shares of treasury stock during the current quarter at an average price of $59.48.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.